Exhibit 99.1
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FOR IMMEDIATE RELEASE

Contact:     William J. McCarthy
             President and Chief Executive Officer

                         ABS INDUSTRIES, INC. RECEIVES
                                CAPITAL INFUSION

          Willoughby, Ohio, January 12, 1996 - ABS Industries, Inc. (NASDAQ: ABSI) announced today that it had received a capital infusion of $2.6 million in the form of a loan and acceleration of certain receivables from its senior lenders and certain of its customers. The Company stated that such infusion will enable it to operate in the ordinary course for at least the next week during which time it will be working with its lenders and customers to arrange a long term financing package. ABS could give no assurances such long term financing would be accomplished.

          ABS also announced that Fred Caruso, a principal of Development Specialist, Inc., a consulting firm which has been engaged by the Company to advise it with respect to financing matters, had been appointed Chief Executive Officer of ABS's operating subsidiaries, Colmach, Inc. and Colfor, Inc. Mr. Caruso will report to ABS's Chief Executive Officer William J. McCarthy and the ABS Board of Directors. Mr. McCarthy stated that "ABS is taking all steps to preserve the Company's long term viability and I look forward to working with Mr. Caruso in furtherance of that goal."

          ABS, through its wholly-owned subsidiaries, Colfor, Inc. and Colmach, Inc., operates exclusively in the cold and warm forging industry and the machining of forged components.

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